Exhibit 99.B(d)(75)

Schedule A
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Schafer Cullen Capital Management

As of December 5, 2017, as amended March 28, 2018

SEI INSTITUTIONAL MANAGED TRUST

Tax-Managed Large Cap Fund
Large Cap Value Fund

Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Schafer Cullen Capital Management

As of December 5, 2017, as amended March 28, 2018

Pursuant to Paragraph 5, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Managed Trust

Tax-Managed Large Cap Fund	[REDACTED]

Large Cap Value Fund	[REDACTED]

Agreed and Accepted:

SEI Investments Management Corporation	Schafer Cullen Capital Management

By:	By:
/s/ William T. Lawrence	/s/ Jeff Battaglia

Name:	Name:
William T. Lawrence	Jeff Battaglia

Title:	Title:
Vice President	Chief Operating Officer